Exhibit 5.1

ADVOCATEN • NOTARISSEN • BELASTINGADVISEURS

P.O. Box 7113 1007 JC Amsterdam Beethovenstraat 400 1082 PR Amsterdam T +31 20 71 71 000 F +31 20 71 71 111	Amsterdam, 5 December, 2016. To the Company

Ladies and Gentlemen:

We have acted as legal counsel as to Netherlands law to the Company in connection with the Offering. This opinion letter is rendered to you in order to be filed with the SEC as an exhibit to the Registration Statement.

Capitalised terms used in this opinion letter have the meanings set forth in Exhibit A. The section headings used in this opinion letter are for convenience of reference only and are not to affect its construction or to be taken into consideration in its interpretation.

This opinion letter is addressed solely to you. This opinion letter is strictly limited to the matters stated in it and may not be read as extending by implication to any matters not specifically referred to in it. Nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties, or other information, contained in any document.

In rendering the opinions expressed in this opinion letter, we have exclusively reviewed and relied upon drafts of the Reviewed Documents and drafts or pdf copies, as the case may be, of the Corporate Documents and we have assumed that the Reviewed Documents shall be entered into for bona fide commercial reasons. We have not investigated or verified any factual matter disclosed to us in the course of our review.

This opinion letter sets out our opinion on certain matters of the laws with general applicability of the Netherlands, and, insofar as they are directly applicable in the Netherlands, of the European Union, as at today’s date and as presently interpreted under published authoritative case law of the Netherlands courts, the General Court and the Court of Justice of the European Union. We do not express any opinion on Netherlands or European competition law, tax law or regulatory law. No undertaking is assumed on our part to revise, update or amend this opinion letter in connection with or to notify or inform you of, any developments and/or changes of Netherlands law subsequent to today’s date.

This communication is confidential and may be subject to professional privilege. All legal relationships are subject to NautaDutilh N.V.’s general terms and conditions (see www.nautadutilh.com/terms), which apply mutatis mutandis to our relationship with third parties relying on statements of NautaDutilh N.V., include a limitation of liability clause, have been filed with the Rotterdam District Court and will be provided free of charge upon request. NautaDutilh N.V.; corporate seat Rotterdam; trade register no. 24338323.

The opinions expressed in this opinion letter are to be construed and interpreted in accordance with Netherlands law. This opinion letter is based on the condition that you accept and agree that (i) the competent courts at Amsterdam, the Netherlands, have exclusive jurisdiction to settle any issues of interpretation or liability arising out of or in connection with this opinion letter, (ii) any legal relationship arising out of or in connection with this opinion letter (whether contractual or non-contractual), including the above submission to jurisdiction, is governed by Netherlands law and shall be subject to the general terms and conditions of NautaDutilh, (iii) any liability arising out of or in connection with this opinion letter shall be limited to the amount which is paid out under NautaDutilh’s insurance policy in the matter concerned and (iv) no person other than NautaDutilh may be held liable in connection with this opinion letter.

In this opinion letter, legal concepts are expressed in English terms. The Netherlands legal concepts concerned may not be identical in meaning to the concepts described by the English terms as they exist under the law of other jurisdictions. In the event of a conflict or inconsistency, the relevant expression shall be deemed to refer only to the Netherlands legal concepts described by the English terms.

For the purposes of this opinion letter, we have assumed that:

a.	drafts of documents reviewed by us will be signed in the form of the drafts of those documents as described in Exhibit B and Exhibit C, each copy of a document conforms to the original, each original is authentic, and each signature is the genuine signature of the individual purported to have placed that signature;

b.	the Registration Statement has been or shall be filed with, and has been or shall be declared effective by, the SEC in the form of the draft thereof as described in Exhibit B;

c.	the Deed of Incorporation is a valid notorial deed, the Deed of Amendment and the Deed of Issue of Existing Offer Shares shall be valid notarial deeds upon the execution thereof and the Deed of Amendment shall have been executed before the execution of the Deed of Issue of Existing Offer Shares;

d.	(i) no internal regulations (reglementen) have been adopted by any corporate body of the Company which would affect the resolutions recorded in the Resolutions, (ii) the Current Articles are the Articles of Association currently in force and (iii) the Revised Articles are the Articles of Association as they will be in force at each Relevant Moment. The Extract supports item (ii) of this assumption;

e.	the Company has not (i) been dissolved (ontbonden), (ii) ceased to exist pursuant to a merger (fusie) or a division (splitsing), (iii) been converted (omgezet) into another legal form, either national or foreign (except pursuant to the execution of the Deed of Conversion, when executed), (iv) had its assets placed under administration (onder bewind gesteld), (v) been declared bankrupt (failliet verklaard), (vi) been granted a suspension of payments (surseance van betaling verleend), or (vii) been made subject to similar proceedings in any jurisdiction or otherwise been limited in its power to dispose of its assets. The Extract and our inquiries of today with the Insolvency Registers support items (i) through (vi) of this assumption. However, this information does not constitute conclusive evidence that the events set out in items (i) through (vi) have not occurred;

f.	none of the Founders have (i) deceased, (ii) had their respective assets placed under administration (onder bewind gesteld), (iii) been declared bankrupt (failliet verklaard), (iv) been granted a suspension of payments (surseance van betaling verleend), or (v) been made subject to similar proceedings in any jurisdiction or otherwise been limited in their power to dispose of their respective assets;

g.	the resolutions recorded in the Resolutions are or shall be in full force and effect, the factual statements made and the confirmations given in the Resolutions and the Deeds of Issue are or shall be complete and correct and the Resolutions correctly reflect or shall correctly reflect the resolutions recorded therein;

h.	the authorised share capital (maatschappelijk kapitaal) of the Company allows for the issuance of Offer Shares and Option Shares pursuant to the execution of the Deeds of Issue;

i.	no works council (ondernemingsraad) has been established or is in the process of being established with respect to the business of the Company. This assumption is supported by the confirmation in this respect as included in the Resolutions;

j.	none of the members of the Management Board or, once established, the Supervisory Board has or shall have a direct or indirect personal interest which conflicts with the interest of the Company and the business connected with it in respect of any of the resolutions recorded in the Resolutions of the Management Board, the Supervisory Board or the Pricing Committee (except as explicitly indicated otherwise in the respective Resolutions). This assumption is supported by the confirmation in this respect as included in the Resolutions of the Management Board, the Supervisory Board and the Pricing Committee;

k.	each Power of Attorney (i) is in full force and effect and (ii) under any applicable law other than Netherlands law, validly authorises the person or persons purported to be granted power of attorney thereunder to represent and bind the Company vis-à-vis other parties in relation to the transactions contemplated by and for the purposes stated in the Reviewed Documents;

l.	the Offering, to the extent made in the Netherlands, has been, is and will be made in conformity with the NFSA and the rules promulgated thereunder;

m.	any contribution in kind (inbreng anders dan in geld) on Offer Shares or Option Shares consisting of assets not governed by Dutch law shall be validly contributed and transferred to the Company in satisfaction of the obligation to pay up such Offer Shares or Option Shares in full and shall be validly accepted by the Company, in each case in accordance with applicable law and as described in the relevant Deeds of Issue, the value of any such contribution shall be sufficient to pay up such Offer Shares or Option Shares, and any formalities stipulated by applicable law in respect of any such contribution shall have been complied with;

n.	the option to be granted to the Underwriters under the Underwriting Agreement with respect to the Option Shares (i) will have been validly granted, (ii) will be a valid right to subscribe for the Option Shares issuable pursuant to the Deed of Issue of Primary Option Shares (recht tot het nemen van aandelen) and will be a valid right to acquire the Option Shares issuable pursuant to the Deed of Issue of Secondary Option Shares, (iii) will have been validly exercised in full in accordance with the terms of the Underwriting Agreement and (iv) will be, at the time of exercise, in full force and effect;

o.	at each Relevant Moment, each of the assumptions made in this opinion letter will be correct in all aspects by reference to the facts and circumstances then existing; and

p.	none of the opinions stated in this opinion letter will be affected by any foreign law.

Based upon and subject to the foregoing and subject to the qualifications set forth in this opinion letter and to any matters, documents or events not disclosed to us, we express the following opinions:

Corporate Status

1.	The Company has been duly incorporated as a besloten vennootschap met beperkte aansprakelijkheid and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid.

Offer Shares and Option Shares

2.	Subject to receipt by the Company of payment in full for the Offer Shares and the Option Shares (if any) as provided for in the respective Deeds of Issue and the Underwriting Agreement, and when issued and accepted in accordance with the respective Deeds of Issue, the Resolutions and the Underwriting Agreement, the Offer Shares and the Option Shares (if any) will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to the following qualifications:

A.	The opinion expressed in paragraph 1 (Corporate Status) must not be read to imply that the Company cannot be dissolved (ontbonden). A company such as the Company may be dissolved, inter alia by the competent court at the request of the company’s management board, any interested party (belanghebbende) or the public prosecution office in certain circumstances, such as when there are certain defects in the incorporation of the company. Any such dissolution will not have retro-active effect.

B.	The information contained in the Extract does not constitute conclusive evidence of the facts reflected in them.

C.	Pursuant to Section 2:7 NCC, any transaction entered into by a legal entity may be nullified by the legal entity itself or its liquidator in bankruptcy proceedings (curator) if the objects of that entity were transgressed by the transaction and the other party to the transaction knew or should have known this without independent investigation (wist of zonder eigen onderzoek moest weten). The Netherlands Supreme Court (Hoge Raad der Nederlanden) has ruled that in determining whether the objects of a legal entity are transgressed, not only the description of the objects in that legal entity’s articles of association (statuten) is decisive, but all (relevant) circumstances must be taken into account, in particular whether the interests of the legal entity were served by the transaction. Based on the objects clause contained in the Current Articles and the Revised Articles, we have no reason to believe that, by entering into the Reviewed Documents, the Company would transgress the description of the objects contained in its Articles of Association. However, we cannot assess whether there are other relevant circumstances that must be taken into account, in particular whether the interests of the Company are served by entering into the Reviewed Documents since this is a matter of fact.

D.	The opinions expressed in this opinion letter may be limited or affected by:

a.	any applicable bankruptcy, insolvency, reorganisation, moratorium or other similar laws or procedures now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights generally;

b.	the provisions of fraudulent preference and fraudulent conveyance (Actio Pauliana) and similar rights available in other jurisdictions to liquidators in bankruptcy proceedings or creditors;

c.	claims based on tort (onrechtmatige daad);

d.	sanctions and measures, including but not limited to those concerning export control, pursuant to European Union regulations, under the Sanctions Act 1977 (Sanctiewet 1977) or other legislation;

e.	the Anti-Boycott Regulation and related legislation; and

f.	the rules of force majeure (niet toerekenbare tekortkoming), reasonableness and fairness (redelijkheid en billijkheid), suspension (opschorting), dissolution (ontbinding), unforeseen circumstances (onvoorziene omstandigheden) and vitiated consent (i.e., duress (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden) and error (dwaling)) or a difference of intention (wil) and declaration (verklaring).

E.	The term “non-assessable” has no equivalent in the Dutch language and for purposes of this opinion letter such term should be interpreted to mean that a holder of a share will not by reason of merely being such a holder be subject to assessment or calls by the Company or its creditors for further payment on such share.

F.	To the extent that the Underwriting Agreement refers to Offer Shares or Option Shares being issued and sold by the Company to the Underwriters and Offer Shares or Option Shares being purchased by the Underwriters from the Company, for the purposes of this opinion letter, we have interpreted those references as the Company agreeing to issue such Offer Shares or Option Shares to, or at the instruction of, the Underwriters and the Underwriters agreeing to subscribe for, or instruct the subscription for, such Offer Shares or Option Shares from the Company.

G.	This opinion letter does not purport to express any opinion or view on the operational rules and procedures of any clearing or settlement system or agency.

We consent to the filing of this opinion letter as an exhibit to the Registration Statement and also consent to the reference to NautaDutilh in the Registration Statement under the caption “Legal Matters”.

Sincerely yours,

/s/ NautaDutilh N.V.

NautaDutilh N.V.

EXHIBIT A

LIST OF DEFINITIONS

“Anti-Boycott Regulation”	The Council Regulation (EC) No 2271/96 of 22 November 1996 on protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom.

Articles of Association”	The Company’s articles of association (statuten), as they may read from time to time.

“Class A Shares”	Class A shares in the Company’s capital, having a nominal value of EUR 0.06 each.

“Commercial Register”	The Netherlands Commercial Register (handelsregister).

“Company”	travel B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), registered with the Commercial Register under number 67222927.

“Corporate Documents”	The documents listed in Exhibit B.

“Current Articles”	The Articles of Association as they read after the execution of the Deed of Incorporation, following which, according to the Extract, no amendment to the Articles of Association was effected.

“Deed of Amendment”	A deed of amendment to the Articles of Association containing revised Articles of Association in conformity with the draft with reference number 53095211 M 20196972.

“Deed of Conversion”	The draft deed of conversion of the Company’s legal form and amendment to the Articles of Association with reference number 53095211 M 19841451.

“Deed of Incorporation”	The deed of incorporation (akte van oprichting) of the Company, dated 7 November 2016, as rectified by a deed of rectification dated 7 November 2016.

“Deed of Issue of Existing Offer Shares”	The draft deed of issue of Offer Shares by the Company to the Founders with reference number 53095211 M 20180874.

“Deed of Issue of New Offer Shares”	The draft deed of issue of Offer Shares by the Company (through the Company’s custodian for the Company’s depositary) to, or at the direction of, the Underwriters with reference number 53095211 M 20179398.

“Deed of Issue of Primary Option Shares”	The draft deed of issue of Option Shares by the Company (through the Company’s custodian for the Company’s depositary) to, or at the direction of, the Underwriters with reference number 53095211 M 20197671.

“Deed of Issue of Secondary Option Shares”	The draft deed of issue of Option Shares by the Company to the Founders with reference number 53095211 M 20180876.

“Deeds of Issue”	The Deed of Issue of Existing Offer Shares, the Deed of Issue of New Offer Shares, the Deed of Issue of Primary Option Shares and the Deed of Issue of Secondary Option Shares.

“Exhibit”	An exhibit to this opinion letter.

“Extract”	An extract from the Commercial Register relating to the Company, dated the date of this opinion letter.

“Founders”	The “Founders” as defined in the Registration Statement.

“Insolvency Registers”

i.       The online central insolvency register (Centraal Insolventie Register) and the online EU Insolvency Register (Centraal Insolventie Register-EU Registraties) held by the Council for the Administration of Justice (Raad voor de Rechtspraak); and

ii.      the bankruptcy clerk’s office of the relevant court.

“Management Board”	The Company’s management board (bestuur).

“NautaDutilh”	NautaDutilh N.V.

“NCC”	The Netherlands Civil Code (Burgerlijk Wetboek).

“the Netherlands”	The European territory of the Kingdom of the Netherlands.

“NFSA”	The Netherlands Financial Supervision Act (Wet op het financieel toezicht).

“Offering”	The initial public offering of American Depositary Shares for the Offer Shares and the Option Shares (if any) and the listing of American Depositary Shares for Class A Shares on the NASDAQ Global Select Market.

“Offer Shares”	Class A Shares issuable pursuant to the Resolutions, not being Option Shares.

“Option Shares”	Class A Shares issuable pursuant to the Resolutions in case of exercise of the option to be granted to the Underwriters under the Underwriting Agreement.

“Power of Attorney”	Any power of attorney contained in the Resolutions.

“Pricing Committee”	The Company’s pricing committee established by the Management Board pursuant to its Resolutions.

“Registration Statement”	The registration statement on Form F-1 filed or to be filed with the SEC in connection with the Offering on or about the date of this opinion letter.

“Relevant Moment”	Each time when Offer Shares or Option Shares are issued pursuant to any of the Deeds of Issue.

“Resolutions”

i.       The signed minutes of a meeting of the Management Board held on 9 November 2016;

ii.      the signed minutes of a meeting of the Management Board held on November 25 2016;

iii.    the draft minutes of a meeting of the Supervisory Board with reference number 53095211 M 19841455;

iv.     the signed written resolution of the general meeting of shareholders of the Company dated 9 November 2016;

v.      the draft written resolution of the general meeting of shareholders of the Company with reference number 53095211 M 20171653;

vi.     the draft written resolution of the general meeting of shareholders of the Company with reference number 53095211 M 19841453;

vii.   the draft minutes of a meeting of the Pricing Committee with reference number 53095211 M 19841458.

“Reviewed Documents”	The draft documents listed in Exhibit C.

“Revised Articles”	The Articles of Association as they will read after the execution of the Deed of Conversion.

“SEC”	The United States Securities and Exchange Commission.

“Supervisory Board”	The Company’s supervisory board (raad van commissarissen), when established.

“Underwriters”	The “Underwriters”, as defined in the Underwriting Agreement.

“Underwriting Agreement”	The draft underwriting agreement to be entered into between the Company and the Underwriters with reference number 53095211 M 20198001.

EXHIBIT B

LIST OF CORPORATE DOCUMENTS

1.	the Deed of Incorporation;

2.	the Deed of Amendment;

3.	the Deed of Conversion;

4.	the Current Articles;

5.	the Revised Articles;

6.	the Extract;

7.	the Resolutions; and

8.	the Registration Statement.

EXHIBIT C

LIST OF REVIEWED DOCUMENTS

1.	the Deeds of Issue; and

2.	the Underwriting Agreement.